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                                                                     EXHIBIT 8.1


                                December 3, 1997


Onyx Acceptance Financial Corporation
8001 Irvine Center Drive, Sixth Floor
Irvine, California 92618


            Re:  Onyx Acceptance Grantor Trust 1997-4
                 Auto Loan Pass-Through Certificates
                 Registration Statement on Form S-1
                 ----------------------------------------

Ladies and Gentlemen:

            We have acted as special tax counsel to Onyx Acceptance Financial corporation (the "Seller") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of Auto Loan Pass-Through Certificates (the "Certificates"), and the related preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement"). The Certificates will be issued pursuant to a Pooling and Servicing Agreement, among the Seller, Onyx Acceptance Corporation (the "Servicer") and Bankers Trust Company (the "Trustee"), substantially in the form filed as Exhibit 4.1 to the Registration Statement (the "Pooling and Servicing Agreement").

            In connection with rendering this opinion letter, we have examined the Pooling and Servicing Agreement, the Registration Statement and such records and other documents as we have deemed necessary. As to matters of fact, we have examined and relied upon representations or certifications of officers of the Registrant or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents. We have assumed that all parties, other than the Registrant, had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we also have assumed the enforceability of such documents.

            In rendering this opinion letter, we express no opinion as to the laws of any jurisdiction other than the United States Internal Revenue Code of 1986, as amended (the "Code"), nor do we express any opinion, either implicitly or otherwise, or any issue not expressly addressed below. In rendering this opinion letter, we have not passed upon and do not pass upon the application of "doing business" or the securities laws of any jurisdiction.

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Page 2 -- Onyx Acceptance Financial Corporation -- December 3, 1997

            Based on the foregoing, we are of the opinion that the description of the federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement, while not purporting to discuss all possible Federal income tax consequences of an investment in the Certificates, is accurate with respect to those tax consequences which are discussed.

            The opinion set forth above is based on relevant provisions of the Code, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determination, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

            We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the heading "Certain Federal Income Tax Consequences," without admitting that we are "experts" within the meaning of the Act, and the rules and regulations thereunder, with respect to any part of the Registration Statement, including this Exhibit.


                                        Respectfully submitted,

                                        /s/ O'MELVENY & MYERS LLP
                                        -------------------------------
                                            O'Melveny & Myers LLP